AMENDMENT NO. 2 TO THE DISTRIBUTION AGREEMENT

      This Amendment No. 2 to the Distribution Agreement (the "Amendment") is made effective as of January 28, 2008, by and among Causeway Capital Management Trust (the "Trust") and SEI Investments Distribution Co. (the "Distributor").

      WHEREAS, the Trust and the Distributor are parties to a Distribution Agreement (the "Distribution Agreement") dated September 20, 2001, as amended;

      WHEREAS, the Distribution Agreement was executed when the Trust consisted of one portfolio, and the Distributor now serves as the principal underwriter and distributor for each of the multiple, separate portfolios (each, a "Portfolio") of the Trust; and

      WHEREAS, the parties desire to amend the Distribution Agreement to more clearly reflect that its continuance and termination provisions relate to each Portfolio.

      NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. REVISED ARTICLE 10 OF THE DISTRIBUTION AGREEMENT. Article 10 of the Distribution Agreement shall be revised and replaced in its entirety with the following:

      ARTICLE 10. EFFECTIVE DATE. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved, with respect to a particular Portfolio, by
(i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Portfolio, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust's distribution plan, if any, or interested persons of any such party ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this Article the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty, with respect to a particular Portfolio: (i) by the Distributor, (ii) by a vote of a majority of Qualified Trustees or (iii) by vote of a majority of the outstanding voting securities of the Portfolio, in each case, upon not less than sixty days' prior written notice to the other party.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Distribution Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

                      ***** signature page to follow *****

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST

   By:  /s/ Turner Swan
       -------------------------------------
   Name:    Turner Swan
   Title:   President

SEI INVESTMENTS DISTRIBUTION CO.

   By:  /s/ John Munch
       -------------------------------------
   Name:    John Munch
   Title:   Secretary


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